Exhibit 5.1

Calfee, Halter & Griswold LLP Attorneys at Law The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 216.622.8200 Phone

September 20, 2023

Transcat, Inc.
35 Vantage Point Drive
Rochester, NY 14624

We have acted as special Ohio counsel for Transcat, Inc. (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Additional Registration Statement”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to $15,000,000 of shares (the “Shares”) of common stock, $0.50 par value per share (the “Common Stock”). The Shares are being registered for possible offer and sale from time to time pursuant to Rule 415 under the Securities Act. The Additional Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-250135) (the “Original Registration Statement” and, together with the Additional Registration Statement, the “Registration Statement”), which was filed with the Commission on November 17, 2020, including the prospectus which forms a part of the Registration Statement. Terms used and not defined herein shall have the meanings given to them in the Registration Statement.

We have examined or are otherwise familiar with the Company’s Articles of Incorporation, as amended, the Company’s Code of Regulations, as amended, the Registration Statement, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares, when authorized and sold as contemplated in the Registration Statement and upon receipt by the Company of the consideration (which is not less than the par value of such Shares) to be paid therefor in accordance with such authorization, will be validly issued by the Company and will be fully paid and non-assessable.

We are attorneys licensed to practice law in the State of Ohio. The opinion expressed herein is limited solely to the federal laws of the United States of America and the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

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Transcat, Inc.
September 20, 2023

We consent to the filing of this opinion with the Additional Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ CALFEE, HALTER & GRISWOLD LLP

CALFEE, HALTER & GRISWOLD LLP

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